As filed with the Securities and Exchange Commission on October 21, 2005.

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	42-1579325
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

2901 Butterfield Road

Oak Brook, Illinois 60532

(630) 218-8000

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Robert H. Baum, Esq.

Vice Chairman, Executive Vice President and General Counsel

The Inland Group, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60532
(630) 218-8000

(Name, address, including zip code, and telephone number, including area code, of Agent for Service)

Copies to:

David J. Kaufman, Esq.
Duane Morris LLP
227 West Monroe Street
Chicago, Illinois 60606
(312) 499-6700

Approximate date of commencement of proposed sale to the public:  As soon as practicable after effectiveness of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Calculation of Registration Fee

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.001 par value	50,000,000 shares	$9.50	$475,000,000	$55,908

TABLE OF CONTENTS

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

SUMMARY OF OUR DISTRIBUTION REINVESTMENT PROGRAM

DESCRIPTION OF THE PROGRAM

USE OF PROCEEDS

EXPERTS

LEGAL MATTERS

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

DISTRIBUTION REINVESTMENT PROGRAM

50,000,000 Shares of Common Stock

Program Highlights:

You may purchase shares of Inland Western Retail Real Estate Trust, Inc. at a price equal to $9.50 per share, without paying any fees or commissions.

Your investment will continue to grow through automatic reinvestment of distributions.

You should read this Prospectus carefully so you will know how the Program works and then retain it for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.

Prospectus dated October 21, 2005

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

We are a Maryland corporation which has elected to be taxed as a real estate investment trust, or a “REIT.”  We acquire and manage a diversified (by geographical location and by type and size of retail centers) portfolio of real estate primarily improved for use as retail establishments, principally multi-tenant shopping centers.  Our portfolio does and will consist predominantly of grocery and discount store anchored retail, including net lease retail.  We may acquire certain mixed use properties that may include lodging, office and/or multi-family residential if they are part of a retail center.  And, we may also acquire other types of retail shopping centers, such as enclosed malls, outlet malls and power centers.  We also anticipate acquiring real estate improved with other commercial facilities which provide goods and services as well as double or triple net leased properties, which are either commercial or retail, including properties acquired in sale and leaseback transactions.

The geographic focus of our portfolio continues to be western U.S. markets; yet, at the present time, we believe that properties available for sale east of the Mississippi River are offering more favorable investment returns.  Our objective continues to be to acquire quality properties primarily for income as distinguished from primarily for capital gain.  As a result, many of our recently acquired properties and properties that we currently have under contract for purchase are located in eastern U.S. markets.  However, over the long-term, we expect the portfolio to consist of properties located primarily west of the Mississippi River.  Where feasible, we will endeavor to acquire multiple properties within the same major metropolitan markets where the acquisitions result in efficient property management operations with the potential to achieve market dominance.  As a result, we may have clusters of properties east of the Mississippi.

We may acquire these properties individually or with joint venture partners.  In addition to acquiring existing properties, we may construct or develop properties or provide services in connection with the development and construction of properties.

Our headquarters are located at 2901 Butterfield Road in Oak Brook, Illinois 60523, and our general telephone number is (630) 218-8000.

There is currently no public market for our shares.

Our Sponsor, our Business Manager/Advisor and the Inland Group.

Our sponsor is Inland Real Estate Investment Corporation, which is owned by The Inland Group, Inc.  The Inland Group, together with its subsidiaries and affiliates, is a fully-integrated group of legally and financially separate companies that have been engaged in diverse facets of real estate for over 35 years providing property management, leasing, marketing, acquisition, disposition, development, redevelopment, syndication, renovation, construction, finance and other related services.  Inland Western Retail Real Estate Advisory Services, Inc., is a wholly owned subsidiary of our sponsor and is our business manager/advisor.  Inland Securities Corporation, another affiliate of The Inland Group, was the managing dealer of our public offerings.  Inland US Management LLC, Inland Southwest Management LLC and Inland Pacific

Property Services LLC, our property managers, are entities owned principally by individuals who are affiliates of The Inland Group.

The principal executive offices of The Inland Group, our sponsor, and our business manager/advisor are located at 2901 Butterfield Road, Oak Brook, Illinois 60523 and their telephone number is (630) 218-8000.  The principal executive offices of our property managers are located at 2907 Butterfield Road, Oak Brook, Illinois 60523 and their telephone number is (630) 218-8000.

SUMMARY OF OUR DISTRIBUTION REINVESTMENT PROGRAM

ADMINISTRATOR:  Inland Securities Corporation administers the Program.  If you have any questions, you may direct them to: Inland Securities Corporation, 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention Ms. Roberta S. Matlin or by telephone at: (630) 218-8000.

PARTICIPATION:  If you own shares of our common stock, you can participate in the Program by submitting a signed and completed Subscription Agreement or other appropriate authorization form to us.  No action is required if you are already participating in the Program.

REINVESTMENT OF DISTRIBUTIONS:  You may invest all of the cash distributions that we pay to you in additional shares of our common stock without paying any brokerage fees or service charges.

MAXIMUM OWNERSHIP OF SHARES:  To maintain our qualification as a REIT, no more than 50% of our outstanding shares of common stock may be owned directly or indirectly by five or fewer individuals at any time during July through December of each year.  To ensure that we meet this test, our Articles of Incorporation provide that no person may own more than 9.8% of our issued and outstanding stock.  Therefore, to the extent that a purchase of shares under the Program would cause you to own in excess of 9.8% of our issued and outstanding stock, we will not reinvest your distributions to purchase additional shares.

FRACTIONAL SHARES:  We pay distributions on both whole and fractional shares and will purchase shares for you with distributions on both whole and fractional shares.

TRACKING YOUR INVESTMENT:  Each quarter we will send to you an individualized report of your investment. The report will include the purchase date(s), purchase price and the number of shares owned by you, as well as the dates and amounts of distributions received and invested on your behalf during the prior quarter.

TERMINATING YOUR PARTICIPATION IN THE PROGRAM:  You may terminate your participation in the Program at any time, without penalty, by providing to us written notice of your desire to terminate your participation.

AMENDMENT OR TERMINATION OF THE PROGRAM: Our Board of Directors may, by a majority vote (including a majority of Independent Directors), amend or terminate the Program for any reason, upon providing 30 days’ written notice to all participants.

DESCRIPTION OF THE PROGRAM

PURPOSE OF THE PROGRAM

The Program is designed to offer to our existing stockholders a simple and convenient method of purchasing additional shares by reinvesting cash distributions without paying any brokerage commissions, fees or service charges.  We will use the proceeds received from sales of the shares for general corporate purposes, including purchasing additional properties or funding operating or capital expenses associated with our existing properties.

WHY SHOULD YOU PARTICIPATE IN THE PROGRAM

If you participate in the Program you are able to:

•                  purchase additional shares of our common stock without paying any brokerage commissions, fees or service charges; and

•                  fully invest all distributions under the Program because the Program permits fractions of shares, as well as whole shares, to be purchased and credited to your account.

HOW TO ENROLL IN THE PROGRAM

You can participate in the Program if you currently own shares of our common stock and the shares are registered in your name.  If your shares are held in an intermediary account, you should direct your custodian or trustee to enroll in the program on your behalf.  If we list our shares as a national stock exchange or interdealer quotation system and your shares are held in a brokerage, bank, or other intermediary account, and you wish to participate in the Program, you should direct your broker, bank or trustee to register some or all of your shares directly in your name.

You may join the Program at any time by completing and signing a Subscription Agreement or other appropriate authorization form and returning it to us at: 2901 Butterfield Road, Oak Brook, Illinois 60532, Attention: Ms. Roberta S. Matlin.  Subscription Agreements may be obtained at any time by calling us at (630) 218-8000 or by writing to us at same address as specified above.

You, your custodian or trustee will remain a participant of the Program until you, your custodian or trustee delivers to us written notice of your/their desire to terminate your/their  participation (described more fully below under the heading “Terminating Your Participation in the Program”).

If we receive your Subscription Agreement specifying your desire to reinvest distributions under the Program on or prior to the record date established for a particular distribution, reinvestment of cash distributions will commence with that distribution.  If we receive your Subscription Agreement after the record date established for a particular distribution, then your participation in the Program will not begin until the distribution following the next record date, as applicable.

REINVESTMENT OF YOUR DISTRIBUTIONS

If you choose to participate in the Program, we will apply cash distributions on all shares registered in your name, as well as, on all full or fractional shares acquired under the Program, to purchase additional shares for you directly from us if permitted under state securities laws and, if not, through Inland Securities Corporation.  In any event, there are no commissions or brokerage fees paid.  Reinvestment of distributions on only a portion of the shares registered in your name is not permitted.

NUMBER OF SHARES TO BE ISSUED TO YOU

The number of shares to be issued to you under the Program will depend on the amount of the distributions being reinvested and the purchase price of the shares.  We will issue fractional shares (computed to four decimal places), if necessary, to make full reinvestment of your distributions.  We will not, however, issue shares to you under the Program to the extent that the issuance of the shares would cause you to own in excess of 9.8% of our issued and outstanding stock.

SOURCE AND PURCHASE PRICE OF THE SHARES

There is no public trading market for our shares.  As of October 21, 2005 the shares may be purchased under the Program at a price equal to $9.50  per share.  The selling price of the shares to be issued under the Program was determined by our board of directors in the exercise of their business judgment based on factors such our book value and the current economic environment.  The selling price may be increased or decreased at our board’s discretion.  The selling price may not be indicative of the price that shares may trade at if they were listed on an exchange or of the proceeds that a stockholder may receive if we liquidated or dissolved.

If we list our shares on a national stock exchange or include them for quotation on a national market system, we will, at our option, either purchase shares for you under the Program on the exchange or market at the prevailing market price on the record date for distribution or issue the shares to you directly from our authorized but unissued shares.  We cannot guarantee that the price we pay for the shares will be the lowest possible price.

WHEN SHARES WILL BE PURCHASED

Shares will be purchased for you under the Program on the record date for the distribution used to purchase the shares.  Distributions will be paid monthly and will be calculated on a monthly record and distribution declaration date.

COST OF PARTICIPATING IN THE PROGRAM

You will not incur any brokerage commissions or service charges when purchasing shares under the Program.  Certain fees and brokerage commissions, however, may be incurred if you choose to sell your shares.  These fees are more fully described below under the heading “Selling Shares Acquired Under the Program.”

TRACKING YOUR INVESTMENT

Each quarter and within 90 days after the end of each fiscal year, we will send to you an individualized report summarizing your investment including the purchase date(s), purchase price and the number of shares owned by you under the Program, as well as, the dates of distributions and amounts of distributions received during the prior fiscal quarter or year.  This report will be your record of the timing and cost of purchases made under the Program and should be retained for income tax purposes.

BOOK-ENTRY EVIDENCE FOR SHARES ACQUIRED UNDER THE PROGRAM

Ownership of the shares will be evidenced in book-entry form as no certificates will be issued.

SELLING SHARES ACQUIRED UNDER THE PROGRAM

There is currently no public trading market for our shares and there can be no assurance that one will develop in the future.  Consequently, there may not be a readily available buyer for your shares. If you desire to sell your shares, you may request us to issue to you the certificate(s) for whole shares to be issued to you under the Program and you may arrange for their sale through a securities broker of your choice.  In such case, you will be responsible for all commissions and fees owed to the securities broker.  If you sell or transfer your shares prior to our shares being listed on a national securities exchange or designated for quotation on a national market system, to a person who does not participate in the Program, your participation in the Program with respect to the transferred shares will automatically be canceled.  The purchaser of the shares may elect to enroll in the Program by requesting from us a Subscription Agreement and by completing, signing and returning it to us.

TERMINATING YOUR PARTICIPATION IN THE PROGRAM

You, your custodian or your trustee may terminate participation in the Program at any time by delivering written notice to us at any time prior to a distribution record date.  As soon as practical following termination, we will send to you, your custodian or your trustee a certificate for the shares in your Program account.  If the termination notice is received on or after the record date for a distribution payment, the termination notice will not become effective until the distribution is paid and shares are issued and credited to your Program account.

After termination of your participation in the Program, distributions will be paid to you, your custodian or your trustee in cash unless and until you rejoin the Program, which you may do at any time by completing and signing a new Subscription Agreement.

TAX CONSEQUENCES OF YOUR PARTICIPATION IN THE PROGRAM

Distributions paid by us to you are treated as dividends to the extent that we have earnings and profits for federal income tax purposes.  Any amount distributed in excess of our earnings and profits is applied as a reduction in the adjusted basis of your shares.  Once your adjusted basis in the shares is reduced to zero, any excess is treated as gain from the sale of shares.

If you participate in the Program, you will recognize taxable dividend income equal to the value of the shares received, even though you purchased shares and did not receive any cash.  These deemed dividends will be treated as actual dividends paid from us to you and will retain the character and tax effects applicable to all dividends.  The shares received by you pursuant to the Program will have a holding period beginning with the day after the purchase, and a tax basis equal to their cost, which is the gross amount of the deemed distribution.

The above discussion regarding the tax consequences of participating in the Program is intended only as a general discussion of the current federal income tax consequences of participating in the Program.  Since each shareholder’s financial situation is different, you should consult your individual tax advisor concerning any tax questions you may have about Program participation.

AMENDMENT OR TERMINATION OF THE PROGRAM

Our board of directors may by a majority vote (including a majority of our independent directors) amend or terminate the Program for any reason, upon providing 30 days’ written notice to all participants.  If the Program is terminated, certificates for the shares will be delivered to all participants.

MISCELLANEOUS

Where You Can Find More Information About Us

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.  You may read and copy any reports, statements or other information we file with the SEC at the SEC’s public reference room located at: Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 or email at publicinfo@sec.gov for further information regarding the public reference rooms.  Our SEC filings are also available to the public on the website maintained by the SEC at “www.sec.gov.”

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information.  The documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the Program is terminated comprise the incorporated documents:

(a)

Our Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC on March 7, 2005;

(b)

Our Current Reports on Form 8-K/A filed with the SEC on March 8, 2005;

(c)

Our Current Report on Form 8-K filed with the SEC on March 14, 2005;

(d)

Our Current Reports on Form 8-K/A filed with the SEC on March 16, 2005;

(e)

Our Current Report on Form 8-K filed with the SEC on March 25, 2005;

(f)

Our Current Report on Form 8-K filed with the SEC on April 4, 2005;

(g)

Our Current Report on Form 8-K filed with the SEC on April 19, 2005;

(h)

Our Current Report on Form 8-K filed with the SEC on May 5, 2005;

(i)

Our Current Report on Form 8-K filed with the SEC on May 6, 2005;

(j)

Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed with the SEC on May 9, 2005;

(k)

Our Current Report on Form 8-K filed with the SEC on May 17, 2005;

(l)

Our Current Report on Form 8-K filed with the SEC on May 19, 2005;

(m)

Our Current Report on Form 8-K filed with the SEC on May 23, 2005;

(n)

Our Current Report on Form 8-K filed with the SEC on May 24, 2005;

(o)

Our Current Report on Form 8-K filed with the SEC on June 8, 2005;

(p)

Our Current Report on Form 8-K filed with the SEC on June 13, 2005;

(q)

Our Current Reports on Form 8-K/A filed with the SEC on June 16, 2005;

(r)

Our Current Report on Form 8-K filed with the SEC on June 21, 2005;

(s)

Our Current Report on Form 8-K filed with the SEC on June 23, 2005;

(t)

Our Current Report on Form 8-K filed with the SEC on June 29, 2005;

(u)

Our Current Report on Form 8-K filed with the SEC on July 21, 2005;

(v)

Our Current Report on Form 8-K filed with the SEC on August 5, 2005;

(w)

Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 filed with the SEC on August 9, 2005;

(x)

Our Current Report on Form 8-K filed with the SEC on September 7, 2005;

(y)

Our Current Report on Form 8-K filed with the SEC on September 9, 2005;

(z)

Our Current Report on Form 8-K filed with the SEC on September 13, 2005;

(aa)

Our Current Report on Form 8-K filed with the SEC on September 20, 2005;

(bb)

Our Current Reports on Form 8-K filed with the SEC on September 29, 2005;

(cc)

Our Current Report on Form 8-K filed with the SEC on October 17, 2005;

(dd)

Our Current Report on Form 8-K filed with the SEC on October 21, 2005; and

(ee)

The description of our common stock set forth in our Registration Statement on Form S-11 filed with the SEC on December 21, 2004.

Upon request, we will provide to you, without charge, a copy of any or all of the documents incorporated by reference in this document other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.  Your request for copies should be directed to: Inland Western Retail Real Estate Trust, Inc., 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Ms. Roberta S. Matlin, telephone number: (630) 218-8000.

Effect of Share Distributions or Share Splits

If we pay a distribution in the form of shares or splits on our outstanding shares, the additional shares will be credited to your Program account both for shares held by us for you under the Program and shares registered in your name.  If we declare a reverse share split, the number of shares held by us for you under the Program and shares registered in your name will be reduced accordingly.

Voting Rights of Shares Acquired Under the Program

Shares in your Program account will be voted as you direct.  As a shareholder, you receive a proxy card in connection with any annual or special meeting of shareholders.  This proxy will apply to all shares registered in your name, including all shares credited to your Program account.

If no instructions are indicated on a properly signed and returned proxy card, when voting on discretionary items, all your shares - those registered in your name, if any, and those credited to your account under the Program - will be voted in accordance with the recommendations of our board of directors.  If the proxy card is not returned or is returned unsigned, your shares may be voted only if you or a duly appointed representative votes in person at the meeting.

Our Liability Under the Program

We will not be liable for any act done in good faith, or for any good faith omission to act including without limitation, for any claims of liability (a) for our failure to terminate your Program account upon your death prior to receipt of written notice of such death or (b) relating to the time and prices at which shares are purchased or sold for your Program account.

YOU SHOULD RECOGNIZE THAT WE CANNOT ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE SHARES PURCHASED FOR YOU UNDER THE PROGRAM.

Governing Law

Maryland state law governs the terms and conditions of the Program, this document, the Subscription Agreement and the account statements.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of shares under the Program for general corporate purposes, including purchasing additional properties or funding operating or capital expenses associated with our existing properties and for funding the share repurchase program.  We have no basis for estimating the number of shares that will be sold.

EXPERTS

The following financial statements have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing:

•	the historical summary of gross income and direct operating expenses of Henry Town Center for the year ended December 31, 2003,	•	the historical summary of gross income and direct operating expenses of Shoppes at Lake Andrew for the year ended December 31, 2004,
•	the combined historical summary of gross income and direct operating expenses of the Properties Acquired from FFI American Market Fund, L.P. for the year ended December 31, 2004,	•	the historical summary of gross income and direct operating expenses of Midtown Center for the year ended December 31, 2004,
•	the historical summary of gross income and direct operating expenses of Mesa Fiesta for the year ended December 31, 2004,	•	the combined historical summary of gross income and direct operating expenses of the Properties Acquired from Weber & Company for the year ended December 31, 2004,

•	the historical summary of gross income and direct operating expenses of Trenton Crossing for the year ended December 31, 2004,	•

the consolidated balance sheets of Inland Western Retail Real Estate Trust, Inc. as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2004 and the period from March 5, 2003 (inception) through December 31, 2003 and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004,

•	the combined historical summary of gross income and direct operating expenses of the Properties Acquired from Ceruzzi Holdings the year ended December 31, 2004,	•	the historical summary of gross income and direct operating expenses of the Stateline Station for the year ended December 31, 2004,
•	the combined historical summary of gross income and direct operating expenses of the Properties Acquired from Ainbinder Company for the year ended December 31, 2004,	•	the historical summary of gross income and direct operating expenses of Montecito Crossing the year ended December 31, 2004,
•	the combined historical summary of gross income and direct operating expenses of the Properties Acquired from Starwood Wasserman for the year ended December 31, 2004,	•	the historical summary of gross income and direct operating expenses of Gateway for the year ended December 31, 2004,
•	the combined historical summary of gross income and direct operating expenses of the Properties Acquired from Ceruzzi Holdings for the year ended December 31, 2004,	•	the historical summary of gross income and direct operating expenses of Four Peaks Plaza for the year ended December 31, 2004,
•	the combined historical summary of gross income and direct operating expenses of the Properties Acquired from Newman Development Group for the year ended December 31, 2004,	•	the historical summary of gross income and direct operating expenses Brickyard for the year ended December 31, 2004,
•	the historical summary of gross income and direct operating expenses of the Orchard for the year ended December 31, 2004,	•	the historical summary of gross income and direct operating expenses of New Forest Crossing the year ended December 31, 2004,

•	the historical summary of gross income and direct operating expenses of the Riverpark for the year ended December 31, 2004,	•	and the combined historical summary of gross income and direct operating expenses of the Properties Acquired from Meridian Property Management for the year ended December 31, 2004.
•	the historical summary of gross income and direct operating expenses of Lincoln Plaza for the year ended December 31, 2004,

KPMG LLP’s reports related to the above Historical Summaries of gross income and direct operating expenses refer to the fact that the statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of revenue and expense.

LEGAL MATTERS

The validity of the shares offered by this Prospectus will be passed upon for us by Duane Morris LLP.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We are permitted to indemnify and pay or reimburse reasonable expenses of our directors, the business manager/advisor or any affiliates for certain liabilities including any losses or liabilities arising from or out of an alleged violation of federal or state securities laws.  We may indemnify our directors, the business manager/advisor or any affiliates for liabilities or expenses arising from or out of an alleged violation of the federal or state securities laws by such party provided that one or more of the following conditions are met:

•                  there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;

•                  the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or

•                  a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made and the court considering the request has been advised of the position of the SEC and of published opinions of the Tennessee Securities Division and any other state securities regulatory authority in which our securities are offered and sold as to the indemnification for securities law violations.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, the business manager/advisor or affiliates pursuant to the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.                            Other Expenses of Issuance and Distribution

The following table sets forth the estimated fees and expenses payable by us in connection with the issuance and distribution of the Shares registered hereby:

Securities and Exchange Commission Registration fee	$55,908
NASD Fee	25,000	*
Printing and mailing expenses	20,000	*
Legal fees and expenses	15,000	*
Accounting fees and expenses	10,000	*
Blue Sky fees and expenses	100,000	*
Miscellaneous	4,092	*
Total	$230,000

*Estimated

Item 15.                            Indemnification of Directors and Officers.

Our Second Amended and Restated Articles of Incorporation and Second Amended and Restated Bylaws authorize us to indemnify and pay to or reimburse reasonable expenses of our directors, the business manager/advisor, or affiliates (each an “Indemnified Party”) to the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted and, without limiting the generality of the foregoing, in accordance with section 2-418 of the Maryland General Corporation Law, provided that: (i) the director, business manager/advisor, or affiliate has determined, in good faith, as to the course of conduct which caused the loss or liability was in our best interest; (ii) the Indemnified Party was acting on our behalf or performing services on our part; (iii) the liability or loss was not the result of negligence or misconduct on the part of the Indemnified Party, except that in the event the Indemnified Party is or was an independent director, the liability or loss must not have been the result of gross negligence or willful misconduct; and (iv) the indemnification or agreement to be held harmless is recoverable only out of our assets and not from our shareholders.

We will not indemnify our directors, business manager/advisor or affiliates for losses, liabilities or expenses arising from or out of an alleged violation of the federal or state securities laws by such party unless one or more the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made and the court considering the request has been advised of the position of the SEC and the published opinions of the Tennessee Securities Division and any other state securities regulatory authority in which our securities were offered and sold as to the indemnification for securities law violations.

We may advance funds to persons entitled to indemnification for legal and other expenses and costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services by the Indemnified Party for or on our behalf; (ii) the legal action is initiated by a third party who is not a shareholder or the legal action is initiated by a shareholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves our making of the advancement; and (iii) the Indemnified Party receiving any advances undertakes to repay the advanced funds to us, together with the applicable legal rate of interest, in cases in which the Indemnified Party is found not to be entitled to indemnification.

We may purchase and maintain insurance on behalf of any Indemnified Party against any liability asserted which was incurred in any such capacity with us or arising out of such status. We shall not pay for the losses of any liability insurance which insures any person against liability for which he, she, or it could not be indemnified under our Articles of Incorporation.  Neither the amendment nor the adoption of any other provision of our Articles or Bylaws shall apply to or affect in any respect the applicability of indemnification with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

To the extent that the indemnification shall apply to liabilities arising under the federal securities law, we have been advised that, in the opinion of the SEC, such indemnification in this case is contrary to public policy and, therefore, unenforceable.

Item 16.                            Exhibits

(a)                    The following documents are filed as part of this Registration Statement:

Exhibit No.	Description
4	Inland Western Retail Real Estate Trust, Inc. Distribution Reinvestment Program
5.1	Opinion of Duane Morris LLP regarding the legality of the securities being registered
23.1	Consent of Duane Morris LLP (included as part of Exhibit 5.1)
23.2	Consent of KPMG LLP
23.3	Consent of PricewaterhouseCoopers LLP
24.1	Power of Attorney (included after signatures)
99.1	Form of Subscription Agreement

(b)                   The following exhibits are incorporated by reference:

Exhibit No.	Description
3.1

Second Amended and Restated Articles of Incorporation of Inland Western Retail Real Estate Trust, Inc. (Included as Exhibit 3.1 to Pre-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-11 filed on November 10, 2004 (File No. 333-118860) and incorporated herein by reference.)
3.2

Second Amended and Restated Bylaws of Inland Western Retail Real Estate Trust, Inc. (Included as Exhibit 3.2.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and incorporated herein by reference.)

Item 17. Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, Illinois, on this 21th day of October, 2005.

Inland Western Retail Real Estate Trust, Inc.

By:	/s/ Brenda G. Gujral
Brenda G. Gujral
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ Brenda G. Gujral	Chief executive officer and affiliated director	October 21, 2005
Brenda G. Gujral

/s/ Steven P. Grimes	Chief financial officer, treasurer and principal	October 21, 2005
Steven P. Grimes	financial officer

/s/ Lori J. Foust	Principal accounting officer	October 21, 2005
Lori J. Foust

/s/ Robert D. Parks	Chairman of the board and affiliated director	October 21, 2005
Robert D. Parks

*	Independent director	October 21, 2005
Frank Catalano

*	Independent director	October 21, 2005
Ken Beard

*	Independent director	October 21, 2005
Paul R. Gauvreau

*	Independent director	October 21, 2005
Gerald M. Gorski

*	Independent director	October 21, 2005
Barbara A. Murphy

/s/ Roberta S. Matlin
Roberta S. Matlin

* Signed on behalf of the named individuals by Roberta S. Matlin, under power of attorney (included after this signature page).